Exhibit 99.1

Castle Brands Announces Fiscal 2014 Third Quarter Results

- — -

Sales Increased 28% in the Quarter Driven by Strong Growth of Whiskies and Rum

NEW YORK — February 18, 2014 — Castle Brands Inc. (NYSE MKT: ROX), a developer and international marketer of premium and super-premium branded spirits, today reported financial results for the three and nine month periods ended December 31, 2013.

Operating highlights for the quarter ended December 31, 2013 were:

•	Net sales increased 28% to $13.6 million as compared to $10.6 million for the comparable prior-year period.

•	Loss from operations improved 75.0% to a loss of $(0.1) million, compared to a loss of $(0.4) million in the comparable prior-year period.

•	Company recorded positive quarterly EBITDA, as adjusted, with a gain of $0.2 million, compared to a loss of ($0.1) million in the comparable prior-year period.

•	Very strong growth of the Jefferson’s bourbons and rye and the Irish whiskies led to a 74.2% increase in whiskey revenues from the prior-year period.

•	Gosling’s Rum continued its strong growth trend with revenues up 12.9% from the prior-year period.

•	Gosling’s Stormy Ginger Beer case sales increased 79.4% to approximately 99,000 cases compared to approximately 55,000 cases in the prior-year period.

“Our core brands, including Gosling’s, Jefferson’s and our Irish whiskies, continue to show very strong growth, far above industry averages. We expect this growth to continue, fostered by the work of our Strategic Planning Committee. As in prior periods, significant top line growth, coupled with our ability to contain expenses, resulted in continued improvement in EBITDA, as adjusted. We expect these trends to continue as we work to build the value of our brands,” said Richard J. Lampen, President and Chief Executive Officer of Castle Brands.

“It is important to note that the net loss attributable to common shareholders of $2.6 million was primarily due to $2.3 million of non-cash charges, most of which related to the change in fair value of warrant liability. Due to our increased stock price and volume, the Company will no longer be subject to these changes for warrant valuation in future periods. Moreover, in February, certain warrant holders exercised their warrants, resulting in $2.3 million of new cash for the Company. Also, our increased stock price and volume allowed us to force the conversion in February 2014 of our preferred stock into common stock, which will simplify our capital structure and eliminate the effect of the 10% preferred stock dividend on net income attributable to common shareholders in future periods,” Mr. Lampen added.

“The continued success of Jefferson’s brings with it requirements for aged bulk bourbon, raw materials and finished goods inventory to meet growing demand. In October, the Company placed over $2 million of 5% junior notes, which are convertible into common stock at $0.90 per share. We are using these funds, along with the proceeds from the recent warrant exercises, to expand our bourbon inventories and support the growth of our other core brands,” said John Glover, Chief Operating Officer of Castle Brands. “It is also very encouraging to see the continued dramatic increase in sales of Gosling’s Stormy Ginger Beer, as this bodes well for the Dark ‘n Stormy® cocktail, an important driver of Gosling’s sales,” Mr. Glover added.

In the third quarter of fiscal 2014, the Company had net sales of $13.6 million, a 28% increase from net sales of $10.6 million in the comparable prior-year period. Loss from operations was ($0.1) million in the third quarter of fiscal 2014, an improvement of 75.0% from a loss of ($0.4) million for the prior-year period. Including a $1.4 million non-cash charge for the change in fair value of warrant liability and $0.9 million of other non-cash charges, the Company had a net loss attributable to common shareholders of ($2.6) million, or $(0.02) per basic and diluted share, in the third quarter of fiscal 2014, as compared to a net loss attributable to common shareholders of ($0.8) million, or $(0.01) per basic and diluted share, including a $0.1 million non-cash gain on the change in fair value of warrant liability, in the prior-year period.

EBITDA, as adjusted, for the third quarter of fiscal 2014 improved to a gain of $0.2 million, compared to a loss of ($0.1) million in the comparable prior-year period.

For the nine months ended December 31, 2013, the Company had net sales of $35.7 million, a 16.4% increase from $30.6 million in the prior-year period. Loss from operations was ($0.8) million for the nine months ended December 31, 2013, an improvement of 55.2% from a loss of ($1.7) million for the comparable fiscal 2013 period. Including a $5.4 million non-cash charge for the change in fair value of warrant liability and $2.1 million of other non-cash charges, the Company had a net loss attributable to common shareholders of ($8.7) million, or $(0.08) per basic and diluted share, in the first nine months of fiscal 2014, compared to a net loss attributable to common shareholders of ($2.9) million or $(0.03) per basic and diluted share, including a $0.2 million non-cash gain on the change in fair value of warrant liability, in the comparable fiscal 2013 period.

EBITDA, as adjusted, for the first nine months of fiscal 2014 turned positive to a gain of $0.01 million, compared to a loss of ($0.7) million for the prior-year period.

Non-GAAP Financial Measures

Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to operating income (loss) or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowance for doubtful accounts, non-cash compensation expense, loss from equity investment in non-consolidated affiliate, foreign exchange, net change in fair value of warrant liability, net income attributable to non-controlling interests and dividend to preferred shareholders is a key metric the Company uses in evaluating its financial performance on a consistent basis across various periods. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or are based on management’s estimates, such as allowances for doubtful accounts and obsolete inventory, are due to changes in valuation, such as the effects of changes in foreign exchange or fair value of warrant liability, or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. Reconciliation of net loss to EBITDA, as adjusted, is presented below.

About Castle Brands Inc.
Castle Brands is a developer and international marketer of premium beverage alcohol brands including: Gosling’s Rum®, Jefferson’s®, Jefferson’s Presidential SelectTM and Jefferson’s Reserve® Bourbon, Jefferson’s® Rye Whiskey, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Pallini® Limoncello, Brady’s® Irish Cream, Boru® Vodka, Celtic Honey® Liqueur and Castello MioTM Sambuca. Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements
This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, related to the discussion of our business strategies and our expectations concerning future operations, margins, sales, growth, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities and our cost reduction efforts, the effect of competition in our industry and economic and political conditions generally, including the current economic environment. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2013 and other reports we file with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended December 31,		Nine months ended December 31,
	2013	2012	2013	2012
Sales, net*	$13,579,289	$10,606,669	$35,657,613	$30,643,833
Cost of sales*	8,731,204	6,748,709	22,706,709	19,629,713
Provision for obsolete inventory	--	20,825	--	120,825

Gross profit	4,848,085	3,837,795	12,950,904	10,893,295

Selling expense	3,368,324	2,886,256	9,196,857	8,280,114
General and administrative expense	1,373,157	1,162,543	3,883,221	3,650,749
Depreciation and amortization	217,002	230,579	644,764	691,518

Loss from operations	(110,398)	(441,583)	(773,938)	(1,729,086)

Other expense	(480)	—	(654)	(16)
Loss from equity investment in non- consolidated affiliate	(428,598)	(7,981)	(452,675)	(18,708)
Foreign exchange gain (loss)	50,709	(68,650)	(60,814)	(90,822)
Interest expense, net	(281,732)	(157,510)	(779,031)	(405,345)
Net change in fair value of warrant liability	(1,426,179)	161,685	(5,392,594)	232,964
Income tax benefit	37,038	37,038	111,114	111,114

Net loss	(2,159,640)	(477,001)	(7,348,592)	(1,899,899)
Net income attributable to noncontrolling interests	(210,833)	(125,222)	(741,249)	(433,120)

Net loss attributable to controlling interests	(2,370,473)	(602,223)	(8,089,841)	(2,333,019)

Dividend to preferred shareholders	(192,678)	(188,429)	(570,588)	(552,579)

Net loss attributable to common shareholders	$(2,563,151)	$(790,652)	$(8,660,429)	$(2,885,598)

Net loss per common share, basic and diluted, attributable to common shareholders	$(0.02)	$(0.01)	$(0.08)	$(0.03)

Weighted average shares used in computation, basic and diluted, attributable to common shareholders	112,150,634	108,540,805	110,682,714	108,475,032

*	Sales, net and Cost of sales include excise taxes of $1,664,018 and $1,483,570 for the three months ended December 31, 2013 and 2012, respectively, and $4,677,198 and $4,397,990 for the nine months ended December 31, 2013 and 2012, respectively.

CASTLE BRANDS INC. AND SUBSIDIARIES
Reconciliation of Net Loss to EBITDA, as adjusted
(Unaudited)

	Three months ended		Nine months ended
	December 31,		December 31,
	2013	2012	2013	2012
Net loss attributable to common shareholders	$(2,563,151)	$(790,652)	$(8,660,429)	$(2,885,598)

Adjustments:
Interest expense, net	281,732	157,510	779,031	405,346
Income tax benefit	(37,038)	(37,038)	(111,114)	(111,114)
Depreciation and amortization	217,002	230,579	644,764	691,518

EBITDA (loss)	(2,101,455)	(439,601)	(7,347,748)	(1,899,848)

Allowance for doubtful accounts	10,500	4,869	36,312	16,869
Allowance for obsolete inventory	—	20,825	—	120,825
Stock-based compensation expense	103,636	77,334	281,385	216,262
Other expense	480	—	654	16
Loss from equity investment in non-consolidated affiliate	428,598	7,981	452,675	18,708
Foreign exchange (gain) loss	(50,709)	68,650	60,814	90,822
Net change in fair value of warrant liability	1,426,179	(161,685)	5,392,594	(232,964)
Net income attributable to noncontrolling interests	210,833	125,222	741,249	433,120
Dividend to preferred shareholders	192,678	188,429	570,588	552,579

EBITDA income (loss), as adjusted	$220,740	$(107,976)	$188,523	$(683,611)

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Castle Brands Inc.
Investor Relations, 646-356-0200
info@castlebrandsinc.com
www.castlebrandsinc.com